Exhibit 99.1

AMENDMENT NO. 1 TO

LICENSE AND DEVELOPMENT AGREEMENT

        THIS AMENDMENT NO. 1 TO LICENSE AND DEVELOPMENT AGREEMENT (this “Amendment”), dated as of August 8, 2005, is entered into by and between NOVADEL PHARMA, INC., a Delaware corporation (“NovaDel”), and HANA BIOSCIENCES, INC., a Delaware corporation (the “Licensee”). NovaDel and Licensee each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

        WHEREAS, the Parties entered into that certain License and Development Agreement dated October 26, 2004 (the “Agreement”), pursuant to which Licensee licensed from NovaDel certain exclusive rights to develop and commercialize a pharmaceutical product containing ondansetron as an active ingredient that will be administered to humans using the Technology on the terms and conditions set forth in the Agreement; and

        WHEREAS, the Agreement provided that NovaDel would have certain rights and responsibilities relating to obtaining Regulatory Approvals under the Development Plan and the manufacture of the Licensed Product; and

        WHEREAS, the parties desire to amend the Agreement to provide that Licensee shall be responsible for obtaining such Regulatory Approvals and the manufacture of the Licensed Product.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

            1.       Regulatory Approvals. Section 3.5 of the Agreement shall be amended and restated in its entirety to provide as follows:

“3.5 Regulatory Approvals. All INDs, NDAs and other filings, applications or requests pursuant to or in connection with the Regulatory Approvals required under the Development Plan shall be the responsibility of Licensee and made in the name of Licensee; provided, however, that Licensee shall consult with NovaDel with respect to the preparation and submission of any such filings, applications or requests in connection with Regulatory Approvals

        3.5(a)   Licensee will be the primary contact for Chemistry, Manufacturing and Control (“CMC”) matters in all relevant regulatory applications except to regulatory bodies outside the US and Canada. Licensee will keep NovaDel reasonably informed of all such communications, if any, between Licensee and the Regulatory Authorities in the US and Canada.

        3.5(b)   NovaDel shall have a perpetual, irrevocable, worldwide right to use and reference the Regulatory Documentation with respect to the Licensed Product and any data included or referenced therein for all purposes. Licensee agrees to utilize the Common Technical Document format for its marketing applications in order to facilitate any subsequent submissions filed by NovaDel outside of the Territory. Licensee shall keep NovaDel reasonably informed as to the communications, if any, between Licensee and the Regulatory Authorities.”

        3.5(c)   Licensee agrees to keep the Common Technical Document except for those sections in the Summary Basis of Approval and available through the Freedom of Information Act (“FOIA”) strictly confidential and will obtain prior written consent from NovaDel prior to sharing with any third party. .

            2.        Manufacturing.  Section 3.11 of the Agreement shall be amended and restated in its entirety to provide as follows:

                 3.11                   Manufacturing.

3.11.1 Subject to the other provisions of this Section 3.11.1, Licensee shall be solely responsible for the manufacture of Licensed Product, both for clinical development and following receipt of Regulatory Approval of the Licensed Product, provided, that Licensee may contract with a third party to perform such manufacturing services. Licensee shall share all data and other information relating to the manufacturing process and shall consult with NovaDel with respect thereto. Without limiting the generality of the foregoing, NovaDel shall have the opportunity to review, prior to execution, all agreements with third parties relating to the manufacture of the Licensed Product. Any disputes between NovaDel and Licensee relating to the manufacture of the Licensed Product shall be resolved in the manner set forth in Section 3.4.3 hereof.

NovaDel retains the right to purchase product from said third party, if applicable, at the same cost as licensee with the exception of an increase of cost due to a modification to the packaging/labeling by NovaDel.

3.11.2 Licensee agrees that, at all times during the performance of the Development Activities, it, or its designee, will act in accordance with GMP and all applicable laws, rules and regulations.

3.11.3 To the extent Licensee contracts with a third party to manufacture the Licensed Product, such third party shall agree in writing to be bound by the obligations of confidentiality and non-use at least equivalent in scope to those set forth in Article 15 of this Agreement.”

            3.        Confirmation of Agreement. Except as otherwise amended or modified hereby, all terms of the Agreement shall remain in full force and effect.

            4.        Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

            5.        Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

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Signature page follows

        IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement as of the dates set forth below their respective signatures.

NOVADEL PHARMA INC.	HANA BIOSCIENCES, INC.

By: /s/ Gary A. Shangold, M.D.	By: /s/ Mark J. Ahn

Name: Gary A. Shangold, M.D.	Name: Mark J. Ahn

Title: President and CEO	Title: President and CEO

Date: August 8, 2005	Date: August 8, 2005